Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-58793 and 333-87398 on Form S-3 and Nos. 333-91960, 333-37859, 333-75629, 333-116243, 333-39036, and 333-134637 on Form S-8 of our reports dated March 10, 2006 (October 31, 2006, as to the effects of the restatement discussed in Note 13) relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s restated segment disclosures) of Meritage Homes Corporation and subsidiaries for the year ended December 31, 2005 and 2004, and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K/A of Meritage Homes Corporation and subsidiaries for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona

October 31, 2006